UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 7, 2006

Excelsior Private Equity Fund II, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

000-22277	22-3510108
(Commission File Number)	(IRS Employer Identification No.)

225 High Ridge Road Stamford, CT	06905
(Address of Principal Executive Offices)	(Zip Code)

(203) 352-4400

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) Not applicable.

(b) Mr. Leo P. Grohowski informed the Registrant of his decision to resign as the Registrant’s co-chief executive officer effective as of December 7, 2006.

(c) In addition, the Registrant appointed Mr. David R. Bailin as co-chief executive officer effective as of December 7, 2006.

Mr. Bailin has been involved in the management and marketing of financial service companies since 1988. He has worked in senior management roles at two leading hedge funds, formed and operated a niche fund-of-funds and distributed alternative investment products to high net worth, endowment and institutional clients.

Prior to founding Martello Investment Management LLC in 2002 and working there until August 2006, Mr. Bailin was Chief Operating Officer and Partner of Violy, Byorum and Partners, LLC, an investment banking firm specializing in Latin America business (February 2000 to February 2002). Previously, he was an Executive Vice President at two leading hedge fund companies, Ellington Management Group, LLC (March 1998 to February 2000) and John W. Henry & Co., Inc. (December 1995 to February 1998), where he established and managed sales and marketing infrastructures. Prior to joining John W. Henry & Co., Inc., Mr. Bailin was Managing Director at Global Asset Management (“GAM”) in New York. At GAM, he was responsible for overseeing the international distribution of GAM’s funds and designing new fund of funds products. Prior to his employment with GAM, Mr. Bailin worked in real estate acquisitions and management as Vice President of Geometry Asset Management in New York and as President of Warner Financial, LP, an investment advisory and turn-around management consulting business based in Massachusetts.

Mr. Bailin holds an MBA with honors from Harvard University (1985) and a BA with honors from Amherst College (1981).

(d) Not applicable.

(e) Not applicable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Excelsior Private Equity Fund II, Inc.
(Registrant)

Date: December 11, 2006	/s/ David R. Bailin
David R. Bailin
Co-Chief Executive Officer

Date: December 11, 2006	/s/ Raghav V. Nandagopal
Raghav V. Nandagopal
Co-Chief Executive Officer

Date: December 11, 2006	/s/ Robert F. Aufenanger
Robert F. Aufenanger
Treasurer
(Principal Financial Officer)